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                                                                    Exhibit 5.1

                                KIRKLAND & ELLIS
                 PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATION
                                Citigroup Center
                              153 East 53rd Street
                          New York, New York 10022-4675

                                  212 446-4800
                             Facsimile: 212 446-4900

                                   May 22, 2003



Sealy Mattress Company
One Office Parkway
Trinity, North Carolina 27370

          Re: Exchange Offer for $50,000,000 9.875% Series E Senior Subordinated Notes due 2007 for $50,000,000 9.875% Series F Senior Subordinated Notes due 2007

Ladies and Gentlemen:

     We have acted as counsel to Sealy Mattress Company (the "Company") and the Guarantors as defined in the Registration Statement (together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange up to $50,000,000 aggregate principal amount of 9.875% Series E Senior Subordinated Notes due 2007 (the "Old Notes") for $50,000,000 aggregate principal amount of 9.875% Series F Senior Subordinated Notes due 2007 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement". The Exchange Notes, to be guaranteed by the Guarantors (the "Exchange Guarantees"), are to be issued pursuant to the Indenture (the "Indenture"), dated as of December 18, 1997 by and among the Registrants and The Bank of New York, as the Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $250,000,000 in aggregate principal amount is outstanding.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of each of the Registrants, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the issuance of the Exchange Notes,
(iii) the Registration Statement and exhibits thereto and (iv) the Notes Exchange and Registration Rights Agreement,

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Sealy Mattress Company
May 22, 2003
Page 2



dated as of May 2, 2003, among the Registrants, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC, and Wachovia Securities, Inc.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

     (i) The Exchange Notes and the Exchange Guarantees have been duly authorized by the Company and the Guarantors, as applicable.

     (ii) Assuming due authentication by the Trustee, the Exchange Notes and Exchange Guarantees, when issued pursuant to the Exchange Offer, will constitute valid and legally binding obligations of the Company and the Guarantors, as the case may be, enforceable in accordance with their terms.

     Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of New York and Illinois, the General Corporation Law of the State of Delaware or the federal law of the United States, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. Our opinions as to Guarantors incorporated in jurisdictions other than Illinois, Delaware and New York are based solely on our review of summary compilations of corporate statutes of the relevant jurisdictions of incorporation. Our opinions with respect to authorization of instruments by the Company in numbered paragraph (i) is issued solely in reliance on the opinion of Kenneth L. Walker, in-house counsel to the Parent, without independent verification.


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Sealy Mattress Company
May 22, 2003
Page 3


     Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) any laws except the laws of the States of New York and Illinois.

     We hereby consent to the filing of this opinion in Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond the expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Illinois are changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                                     Very truly yours,

                                                     /s/ Kirkland & Ellis

                                                     Kirkland & Ellis